CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of China Electronics Holdings, Inc. on Form S-1 of our report dated June 25, 2010 on the consolidated balance sheets of Lu’an Guoying Electronic Sales Co., Ltd. as of December 31, 2009 and 2008 and the consolidated statements of shareholders’ equity, operations, and cash flows for the two years in the period ended December 31, 2009.  We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

Kabani and Company
Certified Public Accountants

Los Angeles, California
October 14, 2010